UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2019

Hibbett Sports, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	20-8159608
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

2700 Milan Court
Birmingham, Alabama  35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Hibbett Sports, Inc. (the “Company”) has appointed Christine E. Skold, a Certified Public Accountant, consultant and former executive of Tractor Supply Company, as Interim Chief Financial Officer of the Company, effective April 26, 2019. The appointment of Ms. Skold follows the departure of Scott J. Bowman, Senior Vice President and Chief Financial Officer of the Company, on April 26, 2019, pursuant to his previously announced resignation from the Company. The Board of Directors has initiated a search for a permanent replacement for Mr. Bowman.

Ms. Skold, age 48, currently provides services as a consultant to companies that have interim project needs.  Previously, Ms. Skold served for fifteen years in various capacities of increasing responsibility with Tractor Supply Company, a large publicly-held rural lifestyle retailer in the United States. She most recently served as the Vice President, Investor Relations and Corporate Communications of Tractor Supply Company from September 2014 to December 2017, and previously served as its Vice President, Strategy, Continuous Improvement and Investor Relations from February 2012 to September 2014.  Prior to that time, she served as Vice President, Internal Audit and Continuous Improvement of Tractor Supply Company from February 2009 to February 2012, and in various accounting roles, including Director of Accounting from 2006 to 2009; Director of Planning and Reporting from 2004 to 2006; and Assistant Controller from 2002 to 2004.  Prior to joining Tractor Supply Company, Ms. Skold served as Assistant Corporate Controller at Moll Industries, a multinational manufacturing company, and began her career at Arthur Andersen, LLP, where she was employed as an accountant in various capacities from 1994 to 2002.

Hibbett Sporting Goods, Inc., the wholly-owned operating subsidiary of the Company (“Hibbett Sporting Goods”), and Ms. Skold have entered into a Consulting Agreement, dated April 15, 2019, providing for certain consulting services to be provided by Ms. Skold to Hibbett Sporting Goods and the Company.  The initial term of the Consulting Agreement is for the three month period from April 15, 2019 through July 12, 2019 (the “Term”), subject to extension by mutual agreement of the parties. Either party may terminate the Consulting Agreement by providing thirty days written notice to the other party.

From April 15, 2019 until her appointment as Interim Chief Financial Officer, Ms. Skold provided services to Hibbett Sporting Goods relating to internal control, accounting, compliance and budgeting.  As of April 26, 2019, Ms. Skold’s consulting services will be focused on her role as Interim Chief Financial Officer of the Company.  As compensation for the two facets of Ms. Skold’s services, the Consulting Agreement provides for payment by the Company of $7,600 per week during the Term, and $8,400 per week upon any extension of the Term.  She will also receive $300 per week as a travel allowance and Company-paid hotel or apartment accommodations. In addition, the Company will reimburse Ms. Skold for reasonable business expenses incurred in the performance of her duties.  In the event the Consulting Agreement is terminated by the Company prior to the expiration of the initial Term, Ms. Skold is entitled to receive compensation through the end of the Term, unless the Company terminates the Consulting Agreement for “cause” (as defined in the agreement).

The foregoing summary of the Consulting Agreement between Hibbett Sporting Goods and Ms. Skold is not intended to be complete and is qualified in its entirety by reference to the copy of the Consulting Agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

There are no transactions between Ms. Skold and the Company that would be reportable under Item 404(a) of Regulation S-K.  There also are no family relationships between Ms. Skold and any director or executive officer of the Company.

Item 7.01.  Regulation FD Disclosures.

A copy of the press release regarding the events described in Item 5.02 above is being furnished as Exhibit 99.1 to this Form 8-K.  The press release also announces that William Quinn, Vice President of Digital Commerce, and Ronald Blahnik, Vice President and Chief Information Officer, were promoted by the Company to Senior Vice President roles effective April 26, 2019.  Messrs. Quinn and Blahnik also have been designated as executive officers of the Company by the Board of Directors.

The information in this Item, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  It may be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Consulting Agreement between Hibbett Sporting Goods, Inc. and Christine E. Skold, dated April 15, 2019.
99.1	Press Release dated April 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTS, INC.

By:	/s/ David M. Benck
David M. Benck
Vice President and General Counsel
April 26, 2019

Exhibit Index

Exhibit No. Description

10.1	Consulting Agreement between Hibbett Sporting Goods, Inc. and Christine E. Skold, dated April 15, 2019.
99.1	Press Release dated April 26, 2019.